POWER OF ATTORNEY

J.P. MORGAN TAXABLE PUTTERS/TAXABLE DRIVERS, SERIES T0013 TRUST (the “Company”) hereby appoints Ms. Deirdre Brady (an “Attorney-In-Fact”) of Ashurst LLP (the “Firm”), Times Square Tower, 7 Times Square, 42nd Floor, New York, NY 10036, as its duly appointed attorney-in-fact to bind the Company and to execute, acknowledge, deliver and file any and all statements on Form ID (including, but not limited to, obtaining the Central Index Key (“CIK”) and the CIK confirmation code (“CCC”) from the Securities and Exchange Commission) and Form 3 and any successor forms adopted by the Securities and Exchange Commission, as may be required by the Securities Act of 1933, the Securities Act of 1934 and the Investment Company Act of 1940 and the rules thereunder, and requisite documents related to its security position, and any and all amendments or modifications thereof and other undertakings of the Company as directed orally or in writing by a duly authorized officer or representative of the Company.

The Company shall indemnify the Attorney-In-Fact and the Firm and keep the Attorney-In-Fact and the Firm indemnified against any and all direct costs, claims and liabilities which the Attorney-In-Fact or the Firm may incur as a result of anything done by the Attorney-In-Fact in the exercise of any of the powers granted by this power of attorney.

The powers granted are to be given the widest possible interpretation so as to permit and enable the purpose for which they have been granted.

This Power of Attorney shall be construed in accordance with and governed by the laws of New York.

This Power of Attorney shall expire in six (6) months from the date hereof unless expressly revoked by the Company prior to said date, in which case this Power of Attorney will immediately be terminated.

IN WITNESS WHEREOF this Power of Attorney has been executed and delivered on March 9, 2012.

J.P. MORGAN TAXABLE PUTTERS/TAXABLE DRIVERS, SERIES T0018 TRUST

By: JPMORGAN CHASE BANK, N.A., not in its individual capacity but solely as Trustor

By: /s/ Paul Palmeri

Name: Paul Palmeri Title: Managing Director

ACKNOWLEDGEMENT

State of New York

County of New York

On the 9th day of March in the year 2012 before me, Migdalia Dereyayla, personally appeared Paul Palmeri, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Migdalia Dereyayla
(Signature and office of individual taking acknowledgement.)

Migdalia Dereyayla
Notary Public, State of New York
Registration #01DE6072408
Qualified in Kings County
Commission Expires: April 1, 2014